CERTIFICATE OF THE SECRETARY OF PINE GROVE ALTERNATIVE FUND
CERTIFYING RESOLUTIONS REGARDING
APPROVAL OF FIDELITY BOND

THE UNDERSIGNED, duly appointed Secretary of Pine Grove Alternative Fund (the “Trust”), a Delaware statutory trust, does hereby certify that the following are full, true and correct copies of certain resolutions approved by the Board of Trustees of the Trust on September 12, 2013, and that such resolutions have not been rescinded, amended or modified and on the date hereof are in full force and effect:

RESOLVED: That joint fidelity bond coverage for the Trusts be, and hereby is, approved, and be it

FURTHER RESOLVED: That the form of joint fidelity bond, as presented to this Meeting, in the total coverage amount of $400,000, be, and hereby is, approved; and be it

FURTHER RESOLVED: That upon consideration of the applicable material factors, including: (i) the number of other parties to the joint fidelity bond; (ii) the nature of the business activities of these parties; (iii) the amount of the joint fidelity bond; (iv) the amount of the premium for the joint fidelity bond; (v) the ratable allocation of the premium among all parties named as insureds; and (vi) the extent to which the share of the premium allocation to the Trust is less than the premium the Trust would have had to pay if it had been provided and maintained in a single insured bond, the joint fidelity bond, be, and hereby is, approved; and be it

FURTHER RESOLVED: That the officers of each Trust be, and each hereby is, authorized to take all actions as they or any of them may determine to be necessary or appropriate in connection with obtaining joint fidelity bond coverage, including making all filings as may be required by Rule 17g-1 under the 1940 Act.

FURTHER RESOLVED, that the proposed premium for the Bond in the amount of $1,900, to be allocated among each series of the Trust, based on gross assets, be, and hereby is, approved.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 12th day of February 2014.

/s/ David Faherty_
David Faherty
Secretary of the Trust

THE PINE GROVE ALTERNATIVE INSTITUTIONAL FUND
THE PINE GROVE ALTERNATIVE FUND

INSURANCE AGREEMENT AMONG INSUREDS
REQUIRED BY RULE 17g-1(f)

February 12, 2014

The Pine Grove Alternative Institutional Fund, a Delaware statutory trust, and The Pine Grove Alternative Fund, a Delaware statutory trust (the “Trusts”), are registered management investment companies, and are named as insureds in a joint fidelity bond issued by CNA.  The fidelity bond issued by CNA provides coverage for larceny and embezzlement, among other things, in the principal amount of $400,000.  Pursuant to Rule 17g-1(f) of the Investment Company Act of 1940, each of the undersigned hereby agrees that in the event recovery is received under this bond as a result of a loss sustained by a Trust with respect to a Portfolio or Fund, each Trust shall receive an equitable and proportionate share of the recovery, but at least equal to the amount each would have received had single insured bonds, with minimum coverage as required by Rule 17g-1(d)(1) under the Investment Company Act of 1940, been provided and maintained by each Trust.  In addition, each of the undersigned agrees that the premium be allocated pro-rata amongst the Trusts based on gross assets.

                                  The Pine Grove Alternative Institutional Fund

                                  By:  /s/ David Faherty
                                           David Faherty, Secretary

                                  The Pine Grove Alternative Fund

                                  By: /s/Megan Hadley Koehler
                                   Megan Hadley Koehler, Asst. Secretary